Exhibit 27(l)

Opinion and Consent of Nik Godon

as to Actuarial Matters Pertaining to the Securities Being Registered

TLIC Letterhead

April 12, 2004

Transamerica Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, Iowa 52499

Re:	Separate Account VUL-3

File Nos. 333-86231/811-9115

Gentlemen:

This opinion is furnished in connection with the filing by Transamerica Life Insurance Company of Post-Effective Amendment No. 7 (“Amendment”) to the Registration Statement on Form N-6 for flexible premium variable life insurance policies (“Policies”). The Amendment was prepared under my direction, and I am familiar with the Amendment and exhibits thereof.

I hereby consent to the use of this opinion as an exhibit to Amendment and to reference to my name under the caption “Experts” in the Statements of Additional Information.

Very truly yours,

/s/ NIK GODON

Nik Godon Vice President